Press Release

Contact:
Denise Cason, Director
UDF Investor Relations
(972) 889-7323                                 United Development Funding
DCason@umth.com                                                                                                              1301 Municipal Way Suite 100
www.udfonline.com                                                                                                  Grapevine, TX 76051

For Immediate Release
UNITED DEVELOPMENT FUNDING IV ANNOUNCES

SECOND QUARTER ANNUALIZED DISTRIBUTION RATE OF 8.0%

Board of Trustees sets cash distribution of its earnings to
shareholders for the public, non-listed offering through June 30, 2010.

Grapevine, TX – PRNewswire – March 26, 2010 –
On March 26, 2010, the Board of Trustees of United Development Funding IV (“UDF IV”) authorized cash distributions of its earnings to shareholders at an annualized rate of 8.0% per share with respect to each day of the period commencing on April 1, 2010 and ending on June 30, 2010.

The distributions will be calculated based on the number of days each shareholder has been a shareholder of record based on 365 days in the calendar year, and will be equal to $0.0043836 per common share of beneficial interest, which is equal to an annualized distribution rate of 8.0%, assuming a purchase price of $20.00 per share. These distributions of net income will be aggregated and paid in cash monthly in arrears. Distributions for shareholders participating in UDF IV’s Distribution Reinvestment Plan will be reinvested into shares of UDF IV on the payment date of each distribution.

United Development Funding IV is organized as a Maryland real estate investment trust that intends to qualify as a real estate investment trust under federal income tax laws. UDF IV is seeking to raise up to $700 million in equity and was formed to generate current interest income by investing and producing profits in secured loan investments in affordable single-family residential real estate.

This release contains forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to the business and financial outlook of United Development Funding IV that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of United Development Funding IV, as well as the risk factors detailed from time to time in the periodic reports of United Development Funding IV, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and United Development Funding IV undertakes no obligation to update any such statements that may become untrue because of subsequent events. United Development Funding IV claims the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.